Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

May 8, 2008

Integral Systems, Inc.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

Re:	Integral Systems, Inc., a Maryland corporation (the “Company”) – Registration Statement on Form S-8 pertaining to Nine Hundred Thousand (900,000) shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”) available for issuance pursuant to the Integral Systems, Inc. Employee Stock Purchase Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company on a registration statement Form S-8 filed, or to be filed, with the Securities and Exchange Commission (the “Commission”) on or about May 8, 2008, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”), consisting of Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on May 18, 1999, Articles Supplementary filed with the Department on March 13, 2006 and Articles Supplementary filed with the Department on February 12, 2007;

(ii)

the Amended and Restated Bylaws of the Company, in the form attached as Exhibit 3.2 to Integral’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000, filed with the Commission on December 21, 2000, as amended by Amendment No. 1 to the Amended and Restated Bylaws of the Company, adopted on or as of March 16, 2006, Amendment No. 2 to the Amended and Restated Bylaws of the Company, adopted on or as of December 6, 2006, Amendment No. 3 to the Amended and Restated Bylaws of the Company, adopted on or as of February 7, 2007,

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Integral Systems, Inc.

May 8, 2008

and Amendment No. 4 to the Amended and Restated Bylaws of the Company, adopted on or as of September 14, 2007 (collectively, the “Bylaws”);

(iii)	Resolutions adopted by the Board of Directors of the Company dated, or effective as of, December 5, 2007 and February 11, 2008 (collectively, the “Directors’ Resolutions”);

(iv)	the Plan;

(v)	the Registration Statement, in substantially the form to be filed with the Commission pursuant to the Act;

(vi)	a certificate of William M. Bambarger, Jr., Treasurer of the Company, of even date herewith (the “Officer’s Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Directors’ Resolutions and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officer’s Certificate and certifying as to (i) the approval and adoption by the Board of Directors of the Company of the Plan, subject to stockholder approval, and (ii) the approval of the Plan by the stockholders of the Company by the requisite vote at the annual meeting of stockholders held on February 20, 2008;

(vii)	a status certificate of the Department, dated as of May 8, 2008, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(viii)	such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified or photostatic copies conform to

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Integral Systems, Inc.

May 8, 2008

the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of Shares, will not exceed the total number of shares of Common Stock of the Company that the Company is authorized to issue under its Charter; and

(e)	none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL.

Based on our review of the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

2)	The Shares issuable under the Plan have been generally reserved and authorized for issuance pursuant to the Plan and if, as and when such Shares are issued, either as stock awards, or upon the exercise of options, granted under the Plan, pursuant, in each case, to due authorization by the Board of Directors, or a properly appointed committee thereof to which the Board of Directors has delegated requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, such authorization by the Board of Directors or a committee thereof, the terms and conditions of the Plan and the stock awards or options relating to such Shares, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the corporate laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Integral Systems, Inc.

May 8, 2008

of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP